Exhibit 99.1

Ibis Technology Announces Fourth Quarter and Fiscal Year 2006 Results

     Annual earnings of $0.4 million on revenues of $14.0 million

 Ibis Technology signs definitive agreements for $5.0 million financing


    DANVERS, Mass.--(BUSINESS WIRE)--Feb. 22, 2007--Ibis Technology Corporation (Nasdaq GM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2006.

    Ibis receives payments from its customers upon reaching certain agreed upon milestones, such as initiation of an order, factory acceptance, shipment, and final acceptance of an order. However, the Company does not recognize revenue on the sale of an implanter until the system has been installed at the customer's site and final customer acceptance has been achieved. As announced in Company press releases, two Ibis i2000 implanters purchased by SUMCO achieved final customer acceptance during the year; accordingly, revenue in the amount of $6 million was recognized in the first quarter and $7 million was recognized in the third quarter of 2006.

    Total revenues for the fourth quarter of 2006 were $0.5 million. This compares to total revenues of $7.2 million in the preceding quarter, which included approximately $7.0 million of equipment revenue related to the sale of an i2000 implanter mentioned above. This compares to total revenues of $0.1 million in the fourth quarter of 2005.

    Net loss for the 2006 fourth quarter was $1.0 million, or a loss of $0.09 per share, compared to a net income for the preceding quarter of $2.2 million, or $0.20 per diluted share. Net loss in the fourth quarter of 2005 was $2.0 million, or a loss of $0.19 per basic share. Net loss for the fourth quarter of 2006 reflects stock based compensation charges of $107,000, or $0.01 per share, associated with the implementation of Statement of Financial Accounting Standards No. 123(R).

    Fiscal year 2006 total revenues were $14.0 million, compared to $0.6 million for fiscal year 2005. Net income for fiscal year 2006 was $0.4 million, or $0.04 per share, compared to a loss of $9.2 million, or a loss of $0.86 per share, for fiscal year 2005. Net income for fiscal year 2006 reflects stock based compensation charges of $395,000, or $0.04 per share, associated with the implementation of Statement of Financial Accounting Standards No. 123(R).

    Commenting on the results--which are in accord with the Company's updated guidance published on January 17, 2007--Charles M. McKenna, Ph.D., president and CEO of Ibis Technology Corporation, said, "We are pleased to have achieved a profitable year. Our financial performance, primarily driven by the sale of just two i2000 systems, illustrates the leverage attainable in our equipment-based business model."

    As stated in the company's January 17th press release, the Company has demonstrated that the i2000 implanter is capable of increased SOI uniformity, reduced particulate contamination and reduced handling time, resulting in increased throughput. In addition, Ibis' customer, SUMCO, now has two Ibis i2000 implanters, which are capable of producing quality, cost-effective SOI wafers. McKenna explained that Ibis has an excellent relationship with SUMCO, and SUMCO is, "working as a team with us to advance the quality and productivity of the i2000 implanter, and to bring SIMOX-SOI wafers to market as the economical solution needed by the world's chip makers. In short," said McKenna, "we are enabling an increase in wafer quality and a reduction in the processed wafer cost. Other leading silicon wafer manufacturers are watching the progress that has been made, and we believe they also will become customers of ours as the SOI market takes off."

    "Additionally, as we reported this past Tuesday February 20th, we have completed the first close of a two stage financing. We will ask our shareholders to approve the second portion at our Annual Meeting currently scheduled for early May. We believe it was prudent to provide additional cash to the business at this time rather than to rely solely on future orders to support our needs for working capital and other cash requirements."

    Corporate Outlook

    "Our long term view remains positive," said McKenna. "Our strategy focuses on providing our i2000 oxygen implanters to the world's largest silicon wafer manufacturers, and we anticipate renewed order activity late in the second half of this year. We believe SIMOX-SOI has significant inherent cost advantages associated with its processing, and the end market is beginning to move into applications that should be capable of supporting significantly increased SOI substrate volumes."

    Notice

    The securities sold in the recent financing have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were sold in a private placement pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Ibis has agreed to file a registration statement covering the resale of the shares of common stock acquired by the investors and shares of common stock issuable upon exercise of the warrants acquired by the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its fourth quarter and fiscal year 2006 results and outlook for the future on February 22, 2007 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 719-457-2679. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately three weeks.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry and is headquartered in Danvers, Massachusetts. Ibis Technology is traded on the Nasdaq Global Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (ii) the Company's expectations regarding future orders for i2000 implanters, (iii) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (iv) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (v) the Company's plan to focus on supplying implanters to wafer manufacturers, (vi) the timing of SUMCO's ramping to production quantities on their i2000 implanters,
(vii) the adequacy of the Company's cash resources for continuing and future operations, and (viii) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005. All information set forth in this press release is as of February 22, 2007, and Ibis undertakes no duty to update this information unless required by law.

                     Ibis Technology Corporation
                  Condensed Statement of Operations

                             Unaudited                Unaudited
                           Quarter Ended           12 Months Ended
                            December 31,            December 31,

                         2005        2006         2005        2006
License and other
 revenue                  $40,000     $94,000     $324,000   $560,000
Equipment revenue          34,000     366,000      278,000 13,427,000
                      ------------------------ -----------------------
   Total revenue           74,000     460,000      602,000 13,987,000
                      ------------------------ -----------------------
Cost of contract and
 other revenue                  0           0            0          0
Cost of equipment
 revenue                   89,000     210,000      750,000  5,893,000
                      ------------------------ -----------------------
   Gross profit
    (loss)                (15,000)    250,000     (148,000) 8,094,000
                      ------------------------ -----------------------
General and
 administrative           479,000     526,000    2,217,000  2,401,000
Marketing and sales       255,000     260,000    1,319,000  1,096,000
Research and
 development            1,371,000   1,367,000    5,993,000  5,396,000
                      ------------------------ -----------------------
   Loss from
    operations         (2,120,000) (1,903,000)  (9,677,000)  (799,000)
Other income
 (expense)                 62,000     872,000      218,000  1,205,000
Income tax expense              0           0        1,000      1,000
                      ------------------------ -----------------------
Income (loss) from
 continuing
 operations            (2,058,000) (1,031,000)  (9,460,000)   405,000
Gain from
 discontinued
 operations                65,000           0      215,000          0
                      ------------------------ -----------------------
   Net income (loss)  ($1,993,000)($1,031,000) ($9,245,000)  $405,000
                      ------------------------ -----------------------
Income (loss) from
 continuing
 operations per
 share:
   Basic                   ($0.19)     ($0.09)      ($0.88)     $0.04
   Diluted                 ($0.19)     ($0.09)      ($0.88)     $0.04
Weighted average
 number of shares
 used in income
 (loss) from
 continuing
 operations per share
 calculation:
   Basic               10,765,982  10,887,867   10,737,924 10,853,304
   Diluted             10,765,982  10,887,867   10,737,924 10,979,783
Net income (loss) per
 share:
   Basic                   ($0.19)     ($0.09)      ($0.86)     $0.04
   Diluted                 ($0.19)     ($0.09)      ($0.86)     $0.04
Weighted average
 number of shares
 used in net income
 (loss) per share
 calculation:
   Basic               10,765,982  10,887,867   10,737,924 10,853,304
   Diluted             10,765,982  10,887,867   10,737,924 10,979,783


                       Condensed Balance Sheets

                                              Unaudited    Unaudited
                                             December 31, December 31,
                                                 2005         2006
Assets
Current assets:
   Cash and cash equivalents                  $6,857,000   $4,813,000
   Accounts receivable                            91,000      349,000
   Inventories                                 6,276,000    3,575,000
   Other current assets                          616,000      291,000
      Current assets                          13,840,000    9,028,000
Property and equipment                         5,097,000    3,984,000
      Other assets                             1,055,000      777,000
                                             ------------ ------------
      Total assets                           $19,992,000  $13,789,000
                                             ============ ============
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                              231,000      410,000
   Accrued Liabilities                         1,201,000      973,000
   Deferred revenue                            7,263,000      150,000
                                             ------------ ------------
      Current liabilities                      8,695,000    1,533,000
                                             ------------ ------------
      Total liabilities                        8,695,000    1,533,000
                                             ------------ ------------
Stockholders' equity                          11,297,000   12,256,000
                                             ------------ ------------
   Total liabilities and stockholders'
    equity                                   $19,992,000  $13,789,000
                                             ============ ============


    CONTACT: Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer